UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 21, 2004

Exide Technologies

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11263 (Commission File Number)	23-0552730 (IRS Employer Identification No.)

Crossroads Corporate Center
3150 Brunswick Pike
Suite 230
Lawrenceville, New Jersey 08648
(Address of principal executive offices, including zip code)

(609) 512-3000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

SIGNATURES
EX-2.1 JOINT PLAN OF REORGANIZATION
EX-2.2 AMENDED TECHNICAL AMENDMENT TO JOINT PLAN
EX-2.3 ORDER CONFIRMING THE JOINT PLAN OF REORGAN
EX-99.1 PRESS RELEASE DATED MAY 5, 2004

Item 3. Bankruptcy or Receivership.

     On April 15, 2002, Exide Technologies (the “Company”), a Delaware corporation, and three of its wholly owned, U.S. subsidiaries (RBD Liquidation, LLC, Exide Delaware LLC and Exide Illinois, Inc.) filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On November 21, 2002, Refined Metals Corporation and Dixie Metals Company, both wholly owned, non-operating subsidiaries of the Company, also filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the Bankruptcy Court. All of the foregoing cases involving these entities (the “Debtors”) are being jointly administered for procedural purposes before the Bankruptcy Court under case number 02-11125KJC.

     On April 21, 2004, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors (the “Plan”). Copies of the Plan, a technical amendment thereto and the Bankruptcy Court’s Confirmation Order are attached hereto as Exhibits 2.1, 2.2 and 2.3, respectively. On May 5, 2004, the Company emerged from Chapter 11 bankruptcy.

     Except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing (i) the Company’s 10% senior notes due 2005, (ii) the Company’s 2.9% convertible notes due 2005, (iii) equity interests in the Debtors, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock, together with any warrants, options or contract rights to purchase or acquire such interests at any time have been canceled, and the obligations of the Debtors thereunder or in any way related thereto have been discharged.

     Pursuant to the terms of the Plan, the Company is authorized to issue (i) 25,000,000 shares of new common stock, par value $0.01 per share (the “Common Stock”) for distribution in accordance with the Plan, and (ii) warrants that will be initially exercisable for 6,250,000 shares of Common Stock (the “Warrants”). Pursuant to the terms of the Plan, the Common Stock and Warrants are being distributed as follows:

•	holders of prepetition credit facility claims are receiving collectively 22,500,000 shares of Common Stock; and

•	holders of general unsecured claims are receiving collectively 2,500,000 shares of Common Stock and 100% of the Warrants.

The Common Stock and Warrants are listed on the NASDAQ National Market under the symbols “XIDE” and “XIDEW,” respectively.

     As of the date of this Report, the Company has distributed to its creditors in accordance with the Plan approximately 24,175,588 shares of Common Stock and Warrants initially exercisable for approximately 4,234,774 shares of Common Stock. Approximately 824,412 shares of Common Stock and Warrants initially exercisable for approximately 2,015,226 shares of Common Stock will be distributed at later dates to certain holders of claims in accordance with the Plan. A portion of the shares to be distributed at later dates is currently reserved for potential payment by the Company to holders of disputed claims. To the extent the reserved shares of Common Stock and Warrants are insufficient to provide such payment, the Company may issue additional shares of Common Stock and Warrants. In that event, the Company will also issue shares of Common Stock to the holders of prepetition credit facility claims sufficient to preserve the relative value of their recoveries pursuant to the terms of the Plan.

     Holders of administrative claims, claims derived from the Company’s $500 million secured super priority debtor-in-possession credit agreement and priority tax claims are being paid in full in cash pursuant to the terms of the Plan. The legal, equitable and contractual rights of the holders of other priority claims and other secured claims are unaltered by the Plan.

     Pursuant to the Plan, the Company adopted an Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both previously filed and incorporated herein by reference (Exhibits 3.1 and 3.2, respectively). The Company also entered into a Warrant Agreement, which was previously filed and is incorporated herein by reference (Exhibit 4.1).

     The Company’s most recent unaudited consolidated balance sheet is included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003, which is incorporated herein by reference.

     The Company adopted “fresh start” accounting as of its emergence from Chapter 11 bankruptcy, in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” These rules require the Company to revalue its assets and liabilities to current estimated fair value, re-establish shareholders’ equity at the reorganization value determined in connection with the Plan and record any portion of the reorganization value that cannot be attributed to specific tangible or identified intangible assets as goodwill. The adoption of fresh start accounting will have a material effect on the Company’s financial statements. As a result, the Company’s financial statements published for periods following May 5, 2004 will not be comparable with those of the Company prepared before that date.

Item 5. Other Events.

     The Company issued a press release in connection with its emergence from Chapter 11 bankruptcy on May 5, 2004. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits

          2.1 Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors, dated March 11, 2004.

          2.2 Amended Technical Amendment to Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors, dated April 27, 2004.

          2.3 Order confirming the Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors, entered April 21, 2004.

          3.1 Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 1 to Form 8-A of the Company filed on May 6, 2004.

          3.2 Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 2 to Form 8-A of the Company filed on May 6, 2004.

          4.1 Warrant Agreement, between the Company and American Stock Transfer & Trust Company, dated as of May 5, 2004, incorporated by reference to Exhibit 3 to Form 8-A of the Company filed on May 6, 2004.

         99.1 Press Release, dated May 5, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXIDE TECHNOLOGIES

Date: May 6, 2004

	By:	/s/ Stuart H. Kupinsky

	Name:	Stuart H. Kupinsky
	Title:	Executive Vice President, General Counsel and Secretary